Exhibit 99.1

Revolve Group Announces Second Quarter 2021 Financial Results

Los Angeles, CA – August 4, 2021 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the second quarter ended June 30, 2021.

“We delivered record quarterly net sales in the second quarter of 2021, highlighted by growth of 60% over the prior year and 41% over the second quarter of 2019, a meaningful acceleration from the 30% growth reported for the first quarter of 2021 over the first quarter of 2019,” said co-founder and co-CEO Mike Karanikolas.  “We also achieved record net income of $32 million, or $0.42 per diluted share, an increase of more than 100% over the 2020 and 2019 second quarters, and generated $33 million in cash flow from operations in the second quarter of 2021.  Our exceptional second quarter results were driven by record new customer additions and unprecedented numbers of reactivated customers who hadn’t purchased from us in several quarters while social events were on pause.”

 “We delivered robust growth across all dimensions of the business, including in domestic and international markets,” said co-founder and co-CEO Michael Mente.  “A powerful driver of our top-line growth was the further acceleration of growth within our FORWARD segment, which grew more than 150% year over year and 120% over the second quarter of 2019, underscoring our strong and expanding relationship with the next generation consumer.”

Second Quarter 2021 Financial Summary

	Three Months Ended June 30,
	2021	2020	YoY Change	2019 (1)
	(in thousands)
Net sales	$228,614	$142,784	60%	$161,897
Gross profit	$127,218	$72,071	77%	$90,418
Gross margin	55.6%	50.5%		55.8%
Net income	$31,538	$14,236	122%	$12,741
Adjusted EBITDA (non-GAAP financial measure)	$35,403	$20,877	70%	$18,968
Net cash provided by operating activities	$33,347	$53,806	(38%)	$6,759
Free cash flow (non-GAAP financial measure)	$32,830	$52,976	(38%)	$1,991

Operational Metrics

	Three Months Ended June 30,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except average order value)
Active customers (trailing 12 months)	1,554	1,533	1%	1,359
Orders placed	1,769	1,163	52%	1,294
Average order value	$255	$204	25%	$275
(1)

Because the COVID-19 pandemic had a materially negative impact on our results in the second quarter of 2020, we are also providing results for the second quarter of 2019 as supplemental information that may provide a useful reference point for investors.

Additional Second Quarter 2021 Metrics and Results Commentary

•

Total net sales were $228.6 million, a year-over-year increase of 60%, and reflect two-year growth of 41% compared to the second quarter of 2019, the most recent second quarter before the onset of the COVID-19 pandemic.  This two-year growth rate is an improvement relative to the 30% two-year growth rate we reported for the first quarter of 2021 compared to net sales in the first quarter of 2019.

•

Gross margin was 55.6%, a year-over-year increase of 517 basis points. Gross margin benefitted from healthy inventory and consumer demand dynamics during the quarter that contributed to a record high percentage of net sales at full-price and a year-over-year decrease in the depth of markdowns, partially offset by a lower contribution from owned brands that is consistent with the outlook shared on recent investor conference calls.

•	Net income was a record $31.5 million, a year-over-year increase of 122%, and reflects two-year growth of 148% compared to net income in the second quarter of 2019.
•	Adjusted EBITDA was $35.4 million, a year-over-year increase of 70%, and reflects two-year growth of 87% compared to Adjusted EBITDA in the second quarter of 2019.
•	Diluted earnings per share (EPS) was $0.42, a year-over-year increase of 110% from the $0.20 reported for the second quarter of 2020.
•

Tax rate: Net income and EPS for the second quarter of 2021 benefitted from a lower effective tax rate, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options.  Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.

Additional Net Sales Commentary

•	REVOLVE segment net sales were $188.8 million, a year-over-year increase of 49%, and reflect two-year growth of 31% compared to REVOLVE segment net sales in the second quarter of 2019.
•	FORWARD segment net sales were $39.8 million, a year-over-year increase of 151%, and reflect two-year growth of 122% compared to FORWARD segment net sales in the second quarter of 2019.
•

Domestic net sales increased 59% year over year and international net sales increased 63% year over year.  The international expansion was broad based with all major regions contributing strong growth during the quarter.

Cash Flow and Balance Sheet

•

Net cash provided by operating activities was $33.3 million for the quarter and $66.6 million for the six-month year-to-date period, and free cash flow was $32.8 million for the quarter and $65.3 million for the six-month year-to-date period.  The 8% year-over-year increases in net cash provided by operating activities and free cash flow for the six-month year-to-date period were achieved despite a difficult prior-year comparison and meaningful inventory investments during the first half of 2021 to support growth.

•

Balance sheet: The strong cash flow further strengthened our balance sheet and liquidity.  Cash and cash equivalents, net of borrowings, as of June 30, 2021 were $219.6 million, an increase of $92.8 million, or 73%, from $126.8 million as of June 30, 2020, and an increase of $36.7 million, or 20%, from March 31, 2021.   Our balance sheet as of June 30, 2021 remains debt free.

•	Inventory as of June 30, 2021 was $118.8 million, an increase of $18.4 million, or 18%, from March 31, 2021.
•

Inventory increased $54.3 million year over year, or 84%, from the inventory balance of $64.5 million as of June 30, 2020 (which had decreased by $37 million, or 36%, as of June 30, 2020 from March 31, 2020 due to our aggressive initial COVID-19 response to manage inventory receipts and liquidity).   Importantly, our average inventory balance (calculated as the sum of beginning inventory and ending inventory for the period, divided by two) for the second quarter of 2021 increased 32% year over year, well below the 60% year-over-year increase in net sales, illustrating our increased inventory efficiency.  Going forward, we intend to continue to invest in our inventory position to support consumer demand.

Additional trend information regarding REVOLVE’s second quarter 2021 financial results and operating metrics is available in the Q2 2021 Financial Highlights presentation available on REVOLVE’s investor relations website.  https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of Q2 2021

Our strong growth continued into the third quarter of 2021, with net sales in July 2021 increasing more than 40% on both a year-over-year basis and on a two-year growth basis versus July of 2019. Overall, we are encouraged by the pace of reopening and economic recovery across the United States and in many of our key international markets. We have continued to expand our in-person marketing events with appropriate safety protocols, successfully hosting marketing events recently in Turks and Caicos, Bermuda, Talum, Greece and the Amalfi Coast.  We plan to invest even further in additional marketing events and programs in the future to continue to build our brand over the long term and to capitalize on the reopening opportunity with newly vaccinated consumers excited to socialize in person, travel and enjoy the active lifestyle they have come to associate with REVOLVE.  However, we remain cautious as COVID-19 continues to have a negative impact on REVOLVE’s operations and on net sales in some regions and we are closely monitoring developments for COVID-19 variants that have recently impacted certain regions.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail.  To participate, please dial (833) 513-0541 within the United States or (778) 560-2564 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2098045.  The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 2098045.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectations around the continued impact of the COVID-19 pandemic on our business, operations and financial results, our expected future effective tax rate, and our plans to make further investments in our inventory position and our marketing events and programs. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; general economic conditions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our online business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2021, which we expect to file with the SEC on August 5, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our Non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other expense (income), net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.

Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FORWARD, that leverage one platform. Through REVOLVE we offer an assortment of premium apparel and footwear, accessories and beauty products from emerging, established and owned brands.  Through FORWARD we offer a highly curated assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contact:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$228,614	$142,784	$407,521	$288,859
Cost of sales	101,396	70,713	183,638	145,838
Gross profit	127,218	72,071	223,883	143,021
Operating expenses:
Fulfillment	5,309	3,799	9,676	8,292
Selling and distribution	32,139	19,054	57,116	40,833
Marketing	34,871	14,638	61,099	36,588
General and administrative	21,970	15,776	41,848	34,650
Total operating expenses	94,289	53,267	169,739	120,363
Income from operations	32,929	18,804	54,144	22,658
Other expense, net	264	174	497	47
Income before income taxes	32,665	18,630	53,647	22,611
Provision for (benefit from) income taxes	1,127	4,394	(143)	4,219
Net income	$31,538	$14,236	$53,790	$18,392
Earnings per share of Class A and Class B common stock:
Basic	$0.44	$0.21	$0.75	$0.27
Diluted	$0.42	$0.20	$0.72	$0.26
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	72,387	69,415	72,085	69,367
Diluted	74,422	71,659	74,228	71,781

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$219,582	$146,013
Accounts receivable, net	7,362	4,621
Inventory	118,827	95,272
Income taxes receivable	12,213	10,689
Prepaid expenses and other current assets	31,637	20,330
Total current assets	389,621	276,925
Property and equipment (net of accumulated depreciation of $16,831 and $14,652 as of June 30, 2021 and December 31, 2020, respectively)	10,297	11,211
Intangible assets, net	1,156	1,260
Goodwill	2,042	2,042
Other assets	2,736	500
Deferred income taxes	13,814	13,814
Total assets	$419,666	$305,752
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$58,634	$39,337
Income taxes payable	952	195
Accrued expenses	31,974	24,733
Returns reserve	44,024	25,602
Other current liabilities	19,634	15,821
Total current liabilities	155,218	105,688
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 37,519,217 and 32,856,611 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	38	33
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 35,219,127 and 38,540,095 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	35	38
Additional paid-in capital	96,583	86,040
Retained earnings	167,792	113,953
Total stockholders' equity	264,448	200,064
Total liabilities and stockholders’ equity	$419,666	$305,752

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net income	$53,790	$18,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,271	2,396
Equity-based compensation	2,328	1,432
Deferred income taxes	—	(634)
Changes in operating assets and liabilities:
Accounts receivable	(2,741)	(98)
Inventories	(23,555)	39,747
Income taxes receivable	(1,524)	761
Prepaid expenses and other current assets	(11,307)	4,570
Other assets	(2,236)	50
Accounts payable	19,297	(3,920)
Income taxes payable	757	3,978
Accrued expenses	7,241	1,321
Returns reserve	18,422	(6,768)
Other current liabilities	3,813	660
Net cash provided by operating activities	66,556	61,887
Investing activities:
Purchases of property and equipment	(1,253)	(1,381)
Net cash used in investing activities	(1,253)	(1,381)
Financing activities:
Proceeds from borrowings on line of credit	—	30,000
Repayment of borrowings on line of credit	—	(6,000)
Payment of deferred offering costs	—	(41)
Proceeds from the exercise of stock options, net	8,217	1,356
Net cash provided by financing activities	8,217	25,315
Effect of exchange rate changes on cash and cash equivalents	49	(467)
Net increase in cash and cash equivalents	73,569	85,354
Cash and cash equivalents, beginning of period	146,013	65,418
Cash and cash equivalents, end of period	$219,582	$150,772
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$ —	$190
Income taxes, net of refund	$610	$102

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales	2021	2020	2021	2020
REVOLVE	$188,788	$126,921	$340,948	$251,393
FORWARD	39,826	15,863	66,573	37,466
Total	$228,614	$142,784	$407,521	$288,859

Gross profit
REVOLVE	$107,531	$66,233	$191,744	$128,613
FORWARD	19,687	5,838	32,139	14,408
Total	$127,218	$72,071	$223,883	$143,021

The following table lists net sales by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
United States	$185,380	$116,270	$328,665	$236,600
Rest of the world	43,234	26,514	78,856	52,259
Total	$228,614	$142,784	$407,521	$288,859

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except average order value and percentages)
Gross margin	55.6%	50.5%	54.9%	49.5%
Adjusted EBITDA	$35,403	$20,877	$58,743	$26,486
Free cash flow	$32,830	$52,976	$65,303	$60,506
Active customers	1,554	1,533	1,554	1,533
Total orders placed	1,769	1,163	3,051	2,335
Average order value	$255	$204	$255	$231

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP adjusted EBITDA to net income for the three and six months ended June 30, 2021, 2020 and 2019 is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(in thousands)
Net income	$31,538	$14,236	$12,741	$53,790	$18,392	$17,703
Excluding:
Other expense, net	264	174	444	497	47	660
Provision for (benefit from) income taxes	1,127	4,394	4,543	(143)	4,219	6,266
Depreciation and amortization	1,122	1,205	889	2,271	2,396	1,584
Equity-based compensation	1,352	868	521	2,328	1,432	1,032
Non-routine items(1)	—	—	(170)	—	—	272
Adjusted EBITDA	$35,403	$20,877	$18,968	$58,743	$26,486	$27,517

(1)	Non-routine items in the three and six months ended June 30, 2019 primarily relate to legal settlements.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and six months ended June 30, 2021, 2020 and 2019 is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(in thousands)
Net cash provided by operating activities	$33,347	$53,806	$6,759	$66,556	$61,887	$22,683
Purchases of property and equipment	(517)	(830)	(4,768)	(1,253)	(1,381)	(9,755)
Free cash flow	$32,830	$52,976	$1,991	$65,303	$60,506	$12,928
Net cash used in investing activities	$(517)	$(830)	$(4,768)	$(1,253)	$(1,381)	$(9,755)
Net cash provided by (used in) financing activities	$3,900	$(5,660)	$15,783	$8,217	$25,315	$15,535